Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of the date set forth below immediately above the signatures hereto, by and between IGI Laboratories, Inc., having an address at 105 Lincoln Avenue, Buena, New Jersey 08310 (the “Company”) and Charles Moore, having an address at 25 Hickory Place, Apt J16, Chatham, New Jersey (“Moore”).

WHEREAS, Moore’s employment with the Company will terminate as of the date hereof; and

WHEREAS, the Company has agreed to provide Moore with a separation package, subject to the execution and non-revocation of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Moore and the Company as follows:

1.

Resignation.  Moore hereby resigns all employment, Board of Director and other positions with the Company, effective as of July 30, 2012 (“Termination Date”).

2.

Separation Payments.

a.

The Company shall pay to Moore his accrued but unpaid cash compensation which shall consist of: (i) Moore’s base salary through the date his employment with the Company terminated that has not yet been paid; (ii) any accrued but unpaid vacation pay; and (iii) any unreimbursed employee business expenses incurred prior to the date hereof to the extent Moore has submitted a valid claim for such expenses.

b.

If the 2012 performance goals set by the Company for Moore’s 2012 annual bonus are achieved, then the Company shall pay to Moore an amount equal to 0.5833 (i.e., 7/12ths) times the 2012 annual bonus otherwise due (the “Pro Rata Bonus”).  The Pro Rata Bonus amount, if any, shall be paid at the time and in the manner as Moore’s 2012 annual bonus would have otherwise been payable but for the resignation of Moore’s employment.

c.

In consideration for Moore’s obligations as set forth herein (including, without limitation, the execution and non-revocation of this Agreement and agreeing to be bound by the terms of Paragraph 3 below), subject to Moore conducting himself in accordance with and not violating the terms of this Agreement and in full satisfaction of any and all obligations of the Company including, without limitation, under any severance policy or program maintained by the Company or the terms of the Employment Agreement (as defined below), the Company hereby agrees to pay Moore One Hundred Thirty-Eight Thousand Six Hundred Eighty Dollars ($138,680), less any applicable withholding taxes, such amount to be paid ratably over a six month period with equal portions, less applicable withholding taxes, to be paid to Mr. Moore on each regular payroll payment date during such period.  The first installment of such amount will be made on the first regular payroll date that occurs after the Termination Date.

3.

Vesting.  Moore received a grant of 379,000 shares of restricted stock pursuant to his initial employment agreement dated December 4, 2009 (the “Initial Equity Award) and 560,000 shares of restricted stock on April 1, 2010 (the “Subsequent Equity Award”), with each such grant memorialized in, and subject to the terms of, a restricted stock award agreement entered into between Moore and the Company.  Furthermore, Moore received 80,414 shares of restricted stock on July 26, 2012, none of which were vested immediately prior to the date hereof (the “Bonus Award,” and collectively with the Initial Equity Award and the Subsequent Equity Award, the “Awards”). Immediately prior to the date hereof, 252,667 shares of the Initial Equity Award and 373,333 shares of the Subsequent Equity Award were fully vested and not subject to restriction.  The Company and Moore hereby agree that an additional 73,694 shares of the Initial Equity Award, 62,222 shares of the Subsequent Equity Award and all of the shares of the Bonus Award shall be fully vested and not subject to restriction as of the date hereof, and that the remaining unvested shares subject to the Awards shall be hereby forfeited.

4.

Mutual Release.

a.

Moore Release.

(1)

Moore, for and in consideration of the commitments of the Company as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Company Releasee” and collectively, “Company Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Moore ever had, now has, or hereafter may have, whether known or unknown, or which Moore’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Moore’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Moore’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(2)

To the fullest extent permitted by law, Moore represents and affirms that (i) Moore has not filed or caused to be filed on Moore’s behalf any claim for relief against the Company or any Company Releasee and, to the best of Moore’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Company Releasee on Moore’s behalf; (ii) Moore has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Moore will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Company Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

b.

Company Release.  The Company, for and in consideration of the commitments of Moore set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Moore, his dependents, heirs, executors, and administrators (each, a “Moore Releasee” and collectively, “Moore Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, whether known or unknown, by reason of any matter, cause or thing whatsoever, from the beginning of Moore’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Moore’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

5.

Confirmation of Non-Compete and Non-Solicitation Provisions.   In consideration of the commitments of the Company set forth herein, Moore acknowledges and reconfirms his agreement to be subject to and to abide by the terms of Sections 6 and 7 of that certain amended and restated employment agreement by and between the Company and Moore dated as of April 1, 2010 (the “Employment Agreement”).  Failure to abide by such terms shall void any obligation of the Company to pay any sums or further consideration due or which may become due under this Agreement in addition to all other legal remedies available to the Company.

6.

Cooperation.

a.

Moore agrees to cooperate, in good faith, with the Company at such times and in such manner as it may reasonably request with respect to matters that were within Moore 's area of responsibility, or in which Moore was otherwise engaged, in the course of Moore 's employment by the Company.  With respect to litigation affecting the Company that arises out of events with respect to which Moore has or may have knowledge, Moore's cooperation shall include, without limitation, interviews and conferences with the Company's attorneys and testifying at trials.  The Company shall pay any expenses reasonably incurred by Moore in connection with cooperating with the Company as provided above.  In the event that Moore is named personally in any legal proceeding relating to his activities on behalf of the Company, he will be eligible for indemnification to the extent permitted by the Company’s by-laws and other governance documents, as well as any applicable liability insurance policies, as in effect at the time he makes a claim for indemnification.

b.

Moore acknowledges and agrees that the Company may make public announcements concerning the his resignation of employment, wherein the Company may make statement to the effect that Moore’s resignation was not as a result of Moore’s concerns with or disagreement with the Company over any matter relating to the Company’s operations, policies, practices, financial statements, controls or regulatory compliance.

7.

Non-Disparagment.  Moore further agrees that Moore will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents, stockholders or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Moore’s employment and the termination of Moore’s employment, irrespective of the truthfulness or falsity of such statement.  Moore will continue to conduct his activities in a professional manner and to cooperate with the Company in all reasonable ways to achieve a smooth transition and resolution to any open items on which he was working and not intentionally injure the Company in any way relating to Company property or personnel.

8.

Satisfaction of Other Obligations.  Moore acknowledges and agrees that the Company previously has satisfied or pursuant to this Agreement hereby does satisfy any and all obligations owed to Moore under any severance policy or program maintained by the Company, any bonus or compensation related arrangement or understanding with the Company and any employment-related agreement or offer letter Moore has with the Company (including, without limitation, the Employment Agreement), and further, that, except as set forth expressly herein, no promises or representations have been made to Moore in connection with the termination of Moore’s employment, or the terms of this Agreement.  Moore understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Moore in consideration for Moore’s acceptance and execution of, and in reliance upon Moore’s representations in, this Agreement.  Moore further acknowledges that, in the absence of his execution of this Agreement, the payments specified herein would not otherwise be due to him.  The severance payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits Moore is to receive as a result of his termination of employment and Moore agrees he is not entitled to any additional payments, rights or benefits not otherwise described in this Agreement.  Moore hereby acknowledges and agrees that he is not eligible to be a participant in any severance or retention plan of the Company.

9.

Non-Disclosure.  Moore agrees not to disclose the terms of this Agreement to anyone, except Moore’s spouse, attorney and, as necessary, tax/financial advisor.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10.

Return of Company Property.  Moore represents that Moore does not presently have in Moore’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Moore’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Moore while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Moore acknowledges that all such Corporate Records are the property of the Company.  In addition, Moore shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers.

11.

Limitation of Claims.

a.

This Agreement will not prevent Moore from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Moore for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

b.

The parties agree and acknowledge that the agreement by the parties described herein, and the settlement and termination of any asserted or unasserted claims against the Company Releasees or the Moore Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Company Releasees or the Moore Releasees.

12.

Consequences of Breach.  Moore agrees and recognizes that should Moore breach or otherwise fail to comply with any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Moore with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, the parties acknowledge that in the event of a breach of or other failure to comply with this Agreement by either party, the non-breaching party (and in the case of the Company, the Company Releasees) may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13.

Deduction; Withholding; Set-Off.  Notwithstanding any other provision of this Agreement, any payments or benefits hereunder will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.  The amounts due and payable under this Agreement will at all times be subject to the right of set-off of the Company for any amounts or debts incurred and owed by Moore to the Company whether during his employment or after the Termination Date.

14.

Equitable Remedies.  The parties acknowledge and agree that if either party should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the non-breaching party, and that damages arising out of such a breach may be difficult to ascertain.  The parties therefore agree that in addition to all other remedies provided at law or at equity, the non-breaching party may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages, to prevent a breach by the other party of any covenant contained in this Agreement.  The parties agree further that if it is determined by a court that the breaching party has breached the terms of this Agreement, the non-breaching party shall be entitled to recover from the breaching party all costs, attorneys’ fees, and expenses incurred as a result of its attempts to redress such a breach or to enforce its rights and protect its legitimate interests.

15.

Waiver.  Moore agrees that if the Company fails to take action to remedy any breach by Moore of this Agreement or any portion of the Agreement, conduct or inaction by the Company shall not operate or be construed as a waiver of any subsequent breach by Moore of the same or any other provision, agreement or covenant.

16.

 Severable Nature of the Agreement.  Moore agrees that each covenant, paragraph and division of this Agreement is intended to be severable and distinct, and that if any paragraph, subparagraph, provision or term of this Agreement is deemed to be unlawful or unenforceable, such a determination will not impair the legitimacy or enforceability of any other aspect of the Agreement.

17.

Assignment.  Moore agrees that the Company may assign this Agreement to any of its successors by merger or otherwise; provided, that the Company will remain obligated to satisfy its obligations under the terms of this Agreement in the event that its successors or assigns fail to fulfill such obligations.

18.

Entire Agreement.  This Agreement shall supersede any prior agreement between Moore and the Company relating to the subject matter hereof.

19.

Amendments.  No amendments or modifications to the document shall be binding or valid unless mutually agreed upon, reduced to writing and signed by the parties.

20.

Governing Law.  This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

21.

Confirmation.  Moore certifies and acknowledges as follows:

a.

 That Moore has read the terms of this Agreement, and that Moore understands its terms and effects, including the fact that Moore has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Moore’s employment relationship with the Company and the termination of that employment relationship;

b.

That Moore has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Moore acknowledges is adequate and satisfactory to Moore;

c.

That Moore has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

d.

That Moore does not waive rights or claims that may arise after the date this Agreement is executed;

e.

That the Company has provided Moore with a period of twenty-one (21) days within which to consider this Agreement, and that Moore has signed on the date indicated below after concluding that this Agreement is satisfactory to him; and

f.

Moore acknowledges that this Agreement may be revoked by Moore within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period.  In the event of a timely revocation by Moore, other than Paragraph 1 herein, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Moore and the Company executed the foregoing Separation of Employment Agreement and General Release this    14th    day of    August   , 2012.

/s/ Charles Moore
Charles Moore

IGI LABORATORIES, INC.

By:	/s/ Jenniffer Collins
Name:	Jenniffer Collins
Title:	Chief Financial Officer